UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 4, 2015 (February 2, 2015)

American Realty Capital Global Trust II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196549	35-2506937
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The description of the acquisition of Sagemcom (as defined below) set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

The descriptions of the Mortgage Loan and the Mezzanine Loan (each as defined below) contained in Item 2.03 of this Current Report on Form 8-K are incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Veolia Water Technologies

On February 26, 2015, American Realty Capital Global Trust II, Inc. (the “Company”), through a wholly owned subsidiary of its operating partnership, acquired the fee simple interest in a Veolia Water Technologies office building located in Vandalia, Ohio (“Veolia”) at a contract purchase price of $7.0 million, exclusive of closing costs. The Company acquired Veolia from Harbor Investments III, LLC (the “Veolia Seller”). The Veolia Seller has no material relationship with the Company, the Company’s operating partnership, sponsor or advisor or any of their respective affiliates.

Veolia contains approximately 70,000 rentable square feet and is 100% leased to Veolia Water Technologies, Inc. (formerly Veolia Water Solutions & Technologies North America, Inc.), a provider of water technologies for municipal and industrial clients. The original lease has a 15-year term that commenced in December 2010 and expires in December 2025, with annual rental escalations of 1.3% in 2016 and 1.5% every year thereafter. The lease contains two 5-year renewal options. The annualized rental income for the initial lease term is approximately $0.51 million.

The Company funded the acquisition of Veolia with available cash on hand from the Company’s ongoing initial public offering and borrowings under the Company’s credit facility with Barclays Bank PLC.

Sagemcom

On February 27, 2015, a wholly owned subsidiary of the operating partnership of the Company was substituted as purchaser under the Promise to Sell (the “Agreement”) dated October 15, 2014, as amended, between Foncière de Paris SIIC (the “Sagemcom Seller”) and ARC Global Holdco, LLC with respect to a Sagemcom office property located in Rueil-Malmaison, France (“Sagemcom”). The acquisition of Sagemcom was also closed on February 27, 2015 at a contract purchase price of $74.5 million (based upon an exchange rate of $1.13 to €1.00, as of the date of acquisition), exclusive of closing costs. The Sagemcom Seller does not have a material relationship with the Company, the Company’s operating partnership, sponsor or advisor or any of their respective affiliates.

The Company had previously agreed to be substituted as purchaser under the Agreement pursuant to a letter agreement (the “Letter Agreement”), dated February 2, 2015, with ARC Global Holdco, LLC. In connection with the Letter Agreement, the Company paid $7.9 million to ARC Global Holdco, LLC to reimburse the deposit previously paid with respect to Sagemcom. ARC Global Holdco, LLC is a wholly owned subsidiary of American Realty Capital Global Trust, Inc., which is sponsored by the Company’s sponsor.

Sagemcom contains approximately 265,000 rentable square feet and is 100% leased to Sagemcom SAS, a French industrial and technology group. The original lease commenced in February 2012 with a 9-year term and in July 2014, was extended through January 2024, with annual rental escalations equivalent to the increase in the Tertiary Activities Rent Index (TARI) published by the French National Institute for Statistics and Economic Studies (INSEE). The lease contains no renewal options. The annualized rental income for the initial lease term is approximately $5.6 million (based upon an exchange rate of $1.13 to €1.00, as of the date of acquisition).

The Company funded the acquisition of Sagemcom with (i) available cash on hand from the Company’s ongoing initial public offering and (ii) two loans in an aggregate amount of $63.1 million (based upon an exchange rate of $1.13 to €1.00, as of the date of acquisition) from Deutsche Pfandbriefbank AG, as described in Item 2.03 of this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Deutsche Pfandbriefbank AG Loans

On February 27, 2015, in connection with the purchase of Sagemcom, the Company, through a wholly owned subsidiary of its operating partnership, entered into two loan agreements with Deutsche Pfandbriefbank AG (the “Lender”) in the aggregate amount of €55.9 million ($63.1 million based upon an exchange rate of $1.13 to €1.00, as of the date of acquisition of Sagemcom), consisting of €35.9 million ($40.5 million) in mortgage debt (the “Mortgage Loan”) and €20.0 million ($22.6 million) in mezzanine debt (the “Mezzanine Loan”).

The Mortgage Loan provides for quarterly interest payments with all principal outstanding due on December 29, 2019. The Mortgage Loan bears interest at 1.646% per annum. The Mortgage Loan may be prepaid at any time, in whole or in part, with break costs, if applicable. In the event of a default, the Lender has the right to terminate its obligations under the Mortgage Loan and to accelerate the payment on any unpaid principal amount of the Mortgage Loan.

The Mezzanine Loan provides for quarterly interest payments with all principal outstanding due on August 27, 2016. The Mezzanine Loan bears interest at a rate of 7.50% plus 3-month LIBOR per annum. The Mezzanine Loan may be prepaid at any time, in whole or in part. In the event of a default, the Lender has the right to terminate its obligations under the Mezzanine Loan and to accelerate the payment on any unpaid principal amount of the Mezzanine Loan.

The descriptions of the Mortgage Loan and the Mezzanine Loan in this Current Report on Form 8-K are a summary and are qualified in their entirety by the terms of the Mortgage Loan and the Mezzanine Loan, respectively. The Company will file the Mortgage Loan and the Mezzanine Loan with the Securities and Exchange Commission as exhibits to its next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

Date: March 4, 2015	By:	/s/ Scott J. Bowman
		Name:	Scott J. Bowman
		Title:	Chief Executive Officer